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www.shermanhoward.com

Exhibit 5.1

August 9, 2021

BioVie Inc.

2120 Colorado Avenue, #230

Santa Monica, California 90404

Re:	BioVie Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel to BioVie Inc., a Nevada corporation (the “Company”), in connection with an Underwriting Agreement dated August 8, 2021 (the “Underwriting Agreement”) by and between the Company and ThinkEquity, a division of Fordham Financial Management, Inc., acting as the representative of the underwriters identified therein (the “Underwriters”), related to the offering (the “Offering”) of 2,500,000 shares (the “Firm Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) and up to 375,000 Shares of Common Stock (together with the Firm Shares, the “Shares”), for which the Underwriters have been granted an option by the Company.

The Shares are being registered under a Registration Statement on Form S-3 (File No. 333-252386) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus forming a part of such Registration Statement dated February 2, 2021 (the “Base Prospectus”), and the prospectus supplement thereto dated August 8, 2021 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)             the Registration Statement;

(b)             the Prospectus;

(c)             the Underwriting Agreement; and

(d)             resolutions of the Board of Directors and such other matters as relevant related to the (i) approval of the Underwriting Agreement and authorization of the Company to execute, deliver, and perform its obligations under the Underwriting Agreement, (ii) issuance and the registration of the Shares under the Securities Act, and (iii) such other matters as relevant.

We have also examined such other corporate charter documents, records, certificates, and instruments as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a)             the legal capacity of all natural persons executing the documents;

(b)             the genuineness of all signatures on the documents;

(c)             the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(d)             that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e)             that the Underwriting Agreement is enforceable in accordance with its terms; and

(f)              other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, only on certificates of public officials and the factual representations set forth in the Underwriting Agreement.

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized, and when issued against payment therefor as set forth in the Underwriting Agreement will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date hereof.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Shares.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.